    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1998



                                                      REGISTRATION NO. 333-65371

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

     MEDIAONE GROUP, INC.                  DELAWARE                       84-0926774
 MEDIAONE GROUP FUNDING, INC.              DELAWARE                       84-1028672
  MEDIAONE FINANCE TRUST III               DELAWARE                      APPLIED FOR
  MEDIAONE FINANCE TRUST IV                DELAWARE                      APPLIED FOR
   MEDIAONE FINANCE TRUST V                DELAWARE                      APPLIED FOR
  MEDIAONE FINANCE TRUST VI                DELAWARE                      APPLIED FOR
 (Exact name of Registrant as    (State or other Jurisdiction          (I.R.S. Employer
                                              of
  Specified in its Charter)     Incorporation or Organization)      Identification Number)

                            188 INVERNESS DRIVE WEST
                           ENGLEWOOD, COLORADO 80112

                                 (303) 858-3000

      (Name, address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)

                           --------------------------

        STEPHEN E. BRILZ, ESQ.                  Please send copies of all
         MEDIAONE GROUP, INC.                       communications to:
           5613 DTC PARKWAY                         AKIKO MIKUMO, ESQ.
      ENGLEWOOD, COLORADO 80155                 WEIL, GOTSHAL & MANGES LLP
            (303) 858-3511                           767 FIFTH AVENUE
 (Name, address, including zip code,             NEW YORK, NEW YORK 10153
            and telephone                             (212) 310-8000
 number of agent for service for each
             registrant)

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT, AS
                        DETERMINED BY MARKET CONDITIONS.

                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / _________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                           --------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1998

PROSPECTUS
$700,000,000

MEDIAONE GROUP                          MEDIAONE FINANCE TRUST III
FUNDING, INC.                           MEDIAONE FINANCE TRUST IV
SUBORDINATED NOTES FULLY AND            MEDIAONE FINANCE TRUST V
UNCONDITIONALLY GUARANTEED AS TO        MEDIAONE FINANCE TRUST VI
PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,  PREFERRED SECURITIES FULLY AND UNCONDITIONALLY
AND INTEREST BY MEDIAONE GROUP, INC.    GUARANTEED, BASED ON SEVERAL OBLIGATIONS, BY
                                        MEDIAONE GROUP, INC.

--------------------------------------------------------------------------------

THE TRUSTS

MediaOne Finance Trust III, MediaOne Finance Trust IV, MediaOne Finance Trust V and MediaOne Finance Trust VI are Delaware business trusts. Each trust will

- sell preferred securities (representing undivided beneficial interests in the trust) to the public.


- sell common securities (representing undivided beneficial interests in the trust) to MediaOne Group.


- use the proceeds from these sales to buy an equal amount of subordinated notes of MediaOne Group Funding, Inc., a subsidiary of MediaOne Group.

- distribute the cash payments it receives on the subordinated notes it owns to the holders of the preferred and common securities.

MEDIAONE GROUP FUNDING

- will pay principal, premium (if any) and interest on its subordinated notes, subject to payment on its more senior debt.

- may choose to distribute the subordinated notes pro rata to the preferred and common security holders.

MEDIAONE GROUP

- will fully and unconditionally guarantee the payment by each trust of the preferred securities based on several obligations described in this prospectus.

- will fully and unconditionally guarantee the subordinated notes on a subordinated basis.

WE URGE YOU TO READ THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE PREFERRED SECURITIES, THE SUBORDINATED NOTES AND THE NOTE GUARANTEE, CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

   THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A
                             PROSPECTUS SUPPLEMENT.


                  The date of this prospectus is       , 1998

WHERE YOU CAN FIND
  MORE INFORMATION

MediaOne Group files reports, proxy statements, and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements, and other information concerning MediaOne Group can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including MediaOne Group. MediaOne Group's Common Stock is listed and traded on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PSE"). These reports, proxy statements and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of PSE, 115 Sansome Street, 2nd Floor, San Francisco, California 94104.

This prospectus is part of a registration statement filed with the SEC by MediaOne Group, MediaOne Group Funding and the trusts. The full registration statement can be obtained from the SEC as indicated above, or from MediaOne Group.

The SEC allows MediaOne Group to "incorporate by reference" the information it files with the SEC. This permits MediaOne Group to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. MediaOne Group incorporates by reference the following documents which have been filed with the SEC:

- Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed April 13, 1998;

- Current Reports on Form 8-K dated January 29, 1998, February 17, 1998, March 25, 1998 (as amended by Form 8-K/A filed April 13, 1998), April 17, 1998, May 5, 1998, June 18, 1998, June 24, 1998, July 29, 1998 and July 30, 1998;

- Proxy Statement on Schedule 14A filed with the Commission on April 20, 1998;
  and

- Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

All reports filed on or prior to June 12, 1998 were filed by MediaOne Group under the name of U S WEST, Inc.

MediaOne Group incorporates by reference the documents listed above and any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (the "Exchange Act") until the trusts sell all of the preferred securities.

MediaOne Group will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Investor Relations, MediaOne Group, Inc., 188 Inverness Drive West, Englewood, Colorado 80112 (telephone number (303) 858-3677).

There are no separate financial statements of MediaOne Group Funding or the trusts in this prospectus. MediaOne Group does not believe such financial statements would be helpful because:

- MediaOne Group Funding and the trusts are direct or indirect wholly-owned subsidiaries of MediaOne Group, which files consolidated financial information under the Exchange Act.

- MediaOne Group Funding does not have any independent operations other than issuing debt securities guaranteed by MediaOne Group.

- The trusts do not have any independent operations other than issuing the preferred and common securities and purchasing the subordinated notes.

- The obligations of MediaOne Group Funding under the subordinated notes are fully and unconditionally guaranteed by MediaOne Group and the obligations of MediaOne Group under the Preferred Securities Guarantees, the Declarations, the note guarantees and the Indenture (each as defined herein) have the effect of providing a full, irrevocable and unconditional guarantee of the trusts' obligations under their preferred securities. See "Description of the Subordinated Notes and the Note Guarantees," "Description of the Preferred Securities Guarantees" and "Relationship Among the Preferred Securities, the Preferred Securities Guarantee, the Subordinated Notes and the Note Guarantee Held by Each Trust."

MEDIAONE GROUP, INC.

MediaOne Group is a diversified global media and broadband communications company. MediaOne Group has operations and investments in two principal areas:
(1) domestic broadband communications and (2) international broadband and wireless communications. MediaOne Group is the third largest cable television system operator in the United States with large clusters in Atlanta, Georgia, Eastern Massachusetts, Southern California, Southern Florida, Detroit, Michigan and Minneapolis/St. Paul, Minnesota. As of June 30, 1998, MediaOne Group's domestic cable television systems passed approximately 8.4 million homes and provided services to approximately 5.0 million basic cable subscribers. MediaOne Group also owns an approximately 25% capital interest in Time Warner Entertainment Company, L.P., which provides cable programming, filmed entertainment and broadband communications services and is the second largest cable television system operator in the United States. Outside of the United States, MediaOne Group owns interests in various providers of broadband and wireless communications services in markets in continental Europe, the United Kingdom and Asia, including an approximately 22% interest in Telewest Communications plc, the second largest provider of combined cable and telecommunications services in the United Kingdom, and a 50% interest in One 2 One, a provider of personal communications services in the United Kingdom.

THE SEPARATION

Prior to June 12, 1998, MediaOne Group
was known as "U S WEST, Inc." ("Old U S WEST"). On June 12, 1998, Old U S WEST separated its businesses into two independent companies (the "Separation"). Until the Separation, Old U S WEST conducted its businesses through two groups: the U S WEST Communications Group (the "Communications Group") and the U S WEST Media Group (the "Media Group"). In the Separation, the Communications Group and the domestic directories business of the Media Group were combined to form a new corporation ("New U S WEST"). The shares of New

U S WEST were issued to the shareholders of Old U S WEST. New U S WEST has changed its name to "U S WEST, Inc." The rest of Old U S WEST, consisting of the remainder of the Media Group, was re-named "MediaOne Group, Inc."

THE AIRTOUCH TRANSACTION

On April 6, 1998, MediaOne Group sold its domestic wireless business to AirTouch Communications, Inc. (the "AirTouch Transaction"). In the AirTouch Transaction, MediaOne Group received from AirTouch (after closing adjustments):

- 59,313,621 shares of AirTouch common stock; and

- two classes of AirTouch preferred stock having an aggregate liquidation preference of $1.65 billion.

In addition, AirTouch assumed $1.35 billion of indebtedness of MediaOne Group's domestic wireless business. Prior to the AirTouch Transaction, MediaOne Group and AirTouch were parties to a joint venture pursuant to which the parties had agreed to combine their domestic wireless businesses. The AirTouch Transaction was consummated instead of such joint venture.


In August 1998, MediaOne Group issued approximately $1.7 billion principal amount of 6 1/4% exchangeable notes due August 15, 2001. The exchangeable notes are mandatorily exchangeable into a number of shares of AirTouch common stock (or at MediaOne Group's option, the cash equivalent of such stock) according to an exchange rate formula based on the then market price of AirTouch common stock. Under the terms of the exchangeable notes, the holders of the exchangeable notes could receive up to a maximum of 29,900,000 shares of AirTouch common stock at maturity.


MEDIAONE GROUP FUNDING, INC.

MediaOne Group Funding is a wholly owned subsidiary of MediaOne Group. MediaOne Group Funding has no independent operations. MediaOne Group Funding's sole purpose is to provide financing to MediaOne Group and its affiliates through the issuance of indebtedness guaranteed by MediaOne Group.

THE TRUSTS


MediaOne Group created four Delaware business trusts pursuant to four Declarations of Trust executed by MediaOne Group as sponsor for each trust and five appointed trustees for each trust. The trusts are named MediaOne Finance Trust III, MediaOne Finance Trust IV, MediaOne Finance Trust V and MediaOne Finance Trust VI. MediaOne Group will file an Amended and Restated Declaration of Trust (a "Declaration") for each trust, which will state the terms and conditions for each trust to issue and sell its preferred securities and common securities. A form of Declaration is filed as an exhibit to the registration statement of which this prospectus forms a part.


Each trust will exist solely to:

- issue and sell its preferred and common securities;

- use the proceeds from the sale of its preferred and common securities to purchase a series of MediaOne Group Funding's subordinated notes;

- maintain its status as a grantor trust for federal income tax purposes; and

- engage in other activities that are necessary or incidental to these purposes.

MediaOne Group will purchase all of the common securities of each trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities will represent the remaining 97% of such trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if MediaOne Group Funding defaults on the related subordinated notes, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the preferred securities in priority of payment.

The preferred securities will be guaranteed by MediaOne Group as described later in this prospectus.

MediaOne Group has appointed five trustees to conduct each trust's business and affairs:

- The First National Bank of Chicago ("Property Trustee")

- An affiliate of The First National Bank of Chicago ("Delaware Trustee")

- Three MediaOne Group officers ("Regular Trustees")

Only MediaOne Group, as owner of the common securities, can remove or replace the trustees. In addition, MediaOne Group can increase or decrease the number of trustees. However, the majority of trustees will always be Regular Trustees. MediaOne Group Funding will pay all fees and expenses related to each trust and each offering of the related preferred securities and will pay all ongoing costs and expenses of each trust, except such trust's obligations under the related preferred and common securities. MediaOne Group will fully and unconditionally guarantee the payment of such fees and expenses.

The trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because no trust will have any independent operations. Each trust exists solely for the reasons summarized above.

USE OF PROCEEDS

The proceeds of the sale of the common and preferred securities issued by each trust will be invested by such trust in the related series of subordinated notes of MediaOne Group Funding. MediaOne Group Funding will loan the proceeds from the issuance of the subordinated notes to MediaOne Group and its affiliates to be used for general corporate purposes, including working capital, acquisitions, the refinancing of short-term and long-term borrowings and other business opportunities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for MediaOne Group based on the historical results of MediaOne Group, which have been restated to reflect the Separation of Old U S WEST into MediaOne Group and New U S WEST for the periods indicated. For the purpose of calculating this ratio, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges include interest on indebtedness and the portion of rentals representative of the interest factor.

                                                            SIX MONTHS
                                                          ENDED JUNE 30,
               YEAR ENDED DECEMBER 31,
-----------------------------------------------------  --------------------
  1993       1994       1995       1996       1997       1997       1998
---------  ---------  ---------  ---------  ---------  ---------  ---------
   --           1.67     --         --         --         --           9.45

Earnings for the year ended December 31, 1993, 1995, 1996 and 1997 were insufficient to cover fixed charges and preferred stock dividends by $217 million, $64 million, $421 million and $629 million, respectively, and for the six months ended June 30, 1997 by $349 million. Earnings for the six months ended June 30, 1998 include a $3,869 million gain from the sale of domestic wireless operations. Without the gain, earnings were insufficient to cover fixed charges and preferred stock dividends by $414 million.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the preferred securities, the subordinated notes, the note guarantee and the preferred securities guarantee relating to each trust. Such securities will be identical with respect to each trust except as otherwise described in the prospectus supplement for such securities. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security. For more information please refer to (1) the Declaration for each trust, (2) the indenture (the "Indenture") among MediaOne Group, MediaOne Group Funding and Norwest Bank Minnesota, N.A., as trustee ("Debenture Trustee"), as supplemented by a supplemental indenture (a "Supplemental Indenture") relating to issuance of each series of subordinated notes and the related note guarantee, and (3) MediaOne Group's guarantee of the preferred securities issued by each trust (the "Preferred Securities Guarantees"). Forms of these documents are filed as exhibits to the registration statement, which includes this prospectus. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

DESCRIPTION OF THE
  PREFERRED SECURITIES

GENERAL

Each Declaration authorizes the Regular Trustees to issue on behalf of each trust one series of preferred securities which will have the terms described in a prospectus supplement. The proceeds from the sale of a trust's preferred and common securities will be used by such trust to purchase a series of subordinated notes issued by MediaOne Group Funding and a note guarantee issued by MediaOne Group. The subordinated notes and note guarantee will be held in trust by the Property Trustee for the benefit of the holders of such preferred and common securities.

Under each Preferred Securities Guarantee, MediaOne Group will agree to make payments of distributions and payments on redemption or liquidation with respect to a trust's preferred securities, but only to the extent such trust has funds available to make those payments and has not made such payments. See "Description of the Preferred Securities Guarantees."

The assets of a trust available for distribution to the holders of its preferred securities will be limited to payments from MediaOne Group Funding under the series of subordinated notes held by such trust and from MediaOne Group under the related note guarantee. If MediaOne Group Funding fails to make a payment on such subordinated notes and MediaOne Group fails to make a payment under such note guarantee, such trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

Each Preferred Securities Guarantee, when taken together with MediaOne Group Funding's obligations under the related series of subordinated notes and the Indenture and MediaOne Group's obligations under the related note guarantee, the Indenture and the related Declaration, will provide a full and unconditional guarantee of amounts due on the preferred securities issued by a trust.

Each Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Each Property Trustee will act as indenture trustee for the preferred securities to be issued by the applicable trust, in order to comply with the provisions of the Trust Indenture Act.

Each series of preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as described in the relevant Declaration or made part of such Declaration by the Trust Indenture Act or the Delaware Business Trust Act. The terms of such preferred securities will mirror the terms of the subordinated notes held by the trust.

The prospectus supplement relating to the preferred securities of a trust will describe the specific terms of such preferred securities, including:

- the name of such preferred securities;

- the dollar amount and number of securities issued;

- the annual distribution rate(s) (or method of determining such rate(s)), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

- the date from which distributions shall be cumulative;

- the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which such preferred securities shall be purchased or redeemed, in whole or in part;

- the terms and conditions, if any, upon which the applicable series of subordinated notes and the related note guarantee may be distributed to holders of such preferred securities;

- any securities exchange on which such preferred securities will be listed;

- whether such preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depository for such global certificates and the specific terms of the depositary arrangements; and

- any other relevant rights, preferences, privileges, limitations or restrictions of such preferred securities.

Each prospectus supplement will describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities covered by such prospectus supplement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

Each Declaration states that the related trust shall be dissolved:

- on the expiration of the term of such trust;

- upon the bankruptcy of MediaOne Group or MediaOne Group Funding;

- upon the filing of a certificate of dissolution or its equivalent with respect to MediaOne Group or MediaOne Group Funding;

- upon the filing of a certificate of cancellation with respect to such trust after obtaining the consent of at least a majority in liquidation amount of the preferred and common securities of such trust, voting together as a single class;

- 90 days after the revocation of the charter of MediaOne Group or MediaOne Group Funding (but only if the charter is not reinstated during that 90-day period);

- upon the distribution of the related subordinated notes and note guarantee directly to the holders of the preferred and common securities of such trust;

- upon the redemption of all of the common and preferred securities of such trust; or

- upon entry of a court order for the dissolution of MediaOne Group, MediaOne Group Funding or such trust.


In the event of a dissolution, after the trust pays all amounts owed to creditors, the holders of the preferred and common securities will be entitled to receive:



- cash equal to the aggregate liquidation amount of each preferred and common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment; unless



- subordinated notes in an aggregate principal amount equal to the aggregate liquidation amount of the preferred and common securities are distributed to the holders of the preferred and common securities.


If such trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities shall be paid pro rata. However, if an event of default under the related Declaration has occurred, the total amounts due on such preferred securities will be paid before any distribution on such common securities.

DECLARATION EVENTS OF DEFAULT

An event of default under the Indenture relating to a series of subordinated notes and the related note guarantee is an event of default under the Declaration of the trust that owns these subordinated notes and note guarantee (a "Declaration Event of Default"). See "Description of the Subordinated Notes and the Note Guarantees--Events of Default Under the Indenture."

MediaOne Group and the Regular Trustees of a trust must file annually with the Property Trustee for such trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related Declaration.

Upon the occurrence of a Declaration Event of Default, the Property Trustee of the applicable trust, as the sole holder of the subordinated notes held by such trust, will have the right under the Indenture to declare the principal of, premium, if any, and interest on such subordinated notes to be immediately due and payable.

If a Property Trustee fails to enforce its rights under the related Declaration or the Indenture to the fullest extent permitted by law and subject to the terms of such Declaration and the Indenture, any holder of the preferred securities issued by the related trust may sue MediaOne Group or MediaOne Group Funding, or seek other remedies, to enforce the Property Trustee's rights under the Declaration or the Indenture without first instituting a legal proceeding against such Property Trustee or any other person.

If MediaOne Group Funding fails to pay principal, premium, if any, or interest on a series of subordinated notes and MediaOne Group fails to make payments on the related note guarantee, in either case when payable, then a holder of such preferred securities may directly sue MediaOne Group Funding or MediaOne Group or seek other remedies, to collect its pro rata share of payments owned.

REMOVAL AND REPLACEMENT OF TRUSTEES

Only the holder of a trust's common securities has the right to remove or replace the trustees of such trust. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration for such trust.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS OF THE TRUSTS

A trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation or other body ("Merger Event"), except as described below. A trust may, with the consent of a majority of its Regular Trustees and without the consent of the holders of its preferred and common securities, consolidate, amalgamate, merge with or into, or be replaced by another trust, provided that:

- the successor entity either

    (1) assumes all of the obligations of the trust relating to its preferred and common securities or

    (2) substitutes for such trust's preferred and common securities other securities substantially similar to such preferred and common securities ("successor securities"), so long as the successor securities rank the same as such preferred and common securities for distributions and payments upon liquidation, redemption and otherwise;

- MediaOne Group Funding acknowledges a trustee of such successor entity who has the same powers and duties as the Property Trustee of such trust as the holder of the particular series of subordinated notes and MediaOne Group expressly acknowledges such trustee as the holder of the related note guarantee;

- the preferred securities are listed, or any successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization that the preferred securities are then listed;

- the Merger Event does not cause its preferred securities or successor securities to be downgraded by any national rating agency;

- the Merger Event does not adversely affect the rights, preferences and privileges of the holders of its preferred and common securities or successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity);

- the successor entity has a purpose identical to that of the trust;

- prior to the Merger Event, MediaOne Group has received an opinion of counsel from a nationally recognized law firm stating that

    (1) such Merger Event does not adversely affect the rights of the holders of the trust's preferred securities or any successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity) and

    (2) following the Merger Event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

- MediaOne Group guarantees the obligations of the successor entity under the successor securities in the same manner as in the applicable Preferred Securities Guarantee and the guarantee of the common securities for such trust.

In addition, unless all of the holders of the preferred and common securities approve otherwise, a trust shall not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such transaction would cause the trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF DECLARATIONS

The holders of preferred securities have no voting rights except as discussed under "--Mergers, Consolidations, Amalgamations or Replacements of the Trust" and "Description of the Preferred Securities Guarantees--Amendments and Assignment," and as otherwise required by law and the Declaration for such trust.

A Declaration may be amended if approved by a majority of the Regular Trustees of the applicable trust. However, if any proposed amendment provides for, or such Regular Trustees otherwise propose to effect,

(1) any action that would adversely affect the powers, preferences or special rights of the trust's preferred and common securities, whether by way of amendment to such Declaration or otherwise or

(2) the dissolution, winding-up or termination of such trust other than pursuant to the terms of its Declaration,

then the holders of the trust's preferred and common securities as a single class will be entitled to vote on such amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the preferred and common securities affected by such amendment or proposal.

If any amendment or proposal referred to in clause (1) above would adversely affect only the preferred securities or the common securities of a trust, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal will only be effective with the approval of at least a majority in liquidation amount of such affected class.

No amendment may be made to a Declaration if such amendment would:

- cause the related trust to be characterized as other than a grantor trust for United States federal income tax purposes;

- reduce or otherwise adversely affect the powers of the Property Trustee; or

- cause the related trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act.

The holders of a majority in aggregate liquidation amount of the preferred securities of each trust have the right to:

- direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee of the trust; or

- direct the exercise of any trust or power conferred upon such Property Trustee under that trust's Declaration, including the right to direct the Property Trustee, as the holder of a series of subordinated notes and a note guarantee, to

    (1) exercise the remedies available under the Indenture with respect to such subordinated notes and note guarantee,

    (2) waive any event of default under the Indenture that is waivable or

    (3) cancel an acceleration of the principal of the subordinated notes.

However, if the Indenture requires the consent of the holders of more than a majority in aggregate principal amount of a series of subordinated notes (a "super-majority"), then the Property Trustee for such series must get approval of the holders of a super-majority in liquidation amount of such series of preferred securities.

In addition, before taking any of the foregoing actions, the Property Trustee must obtain an opinion of counsel stating that, as a result of such action, the trust will continue to be classified as a grantor trust for United States federal income tax purposes.

The Property Trustee of a trust will notify all preferred securities holders of such trust of any notice received from the Debenture Trustee with respect to the subordinated notes and note guarantee held by such trust.

As described in each Declaration, the Property Trustee may hold a meeting to have preferred securities holders vote on a change or have them approve the change by written consent.

If a vote of preferred securities holders is taken or a consent is obtained, any preferred securities that are owned by MediaOne Group or any of its affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding. This means

(1) MediaOne Group and any of its affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of preferred securities and

(2) any preferred securities owned by MediaOne Group or any of its affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

INFORMATION CONCERNING THE PROPERTY TRUSTEES

For matters relating to compliance with the Trust Indenture Act, the Property Trustee of each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Each Property Trustee, other than during the occurrence and continuance of a Declaration Event of Default under the applicable trust, undertakes to perform only such duties as are specifically set forth in the applicable Declaration and, upon a Declaration Event of Default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a Property Trustee is under no obligation to exercise any of the powers given it by the applicable Declaration at the request of any holder of preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the preferred securities will not be required to offer such an indemnity where the holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default.

MediaOne Group and certain of its affiliates maintain a deposit account and banking relationship with The First National Bank of Chicago. The First National Bank of Chicago serves as trustee under other indentures pursuant to which unsecured debt securities of MediaOne Group and its affiliates are outstanding.

MISCELLANEOUS

The Regular Trustees of each trust are authorized and directed to conduct the affairs of and to operate such trust in such a way that

- it will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

- it will be classified as a grantor trust for United States federal income tax purposes; and

- the subordinated notes held by it will be treated as indebtedness of MediaOne Group Funding for United States federal income tax purposes.

MediaOne Group Funding and the Regular Trustees of a trust are authorized to take any action (so long as it is consistent with applicable law or the applicable certificate of trust or Declaration) that MediaOne Group Funding and the Regular Trustees of such trust determine to be necessary or desirable for such purposes.

Holders of preferred securities have no preemptive or similar rights.

A trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

GOVERNING LAW

Each Declaration and the related preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF THE SUBORDINATED NOTES AND THE NOTE GUARANTEES

GENERAL

MediaOne Group Funding plans to sell one series of subordinated notes to each trust pursuant to this prospectus. MediaOne Group will fully and unconditionally guarantee each series of subordinated notes under a note guarantee.

Below is a description of certain general terms of the subordinated notes and note guarantees. The particular terms of a series of subordinated notes and the related note guarantee will be described in a prospectus supplement.

MediaOne Group Funding will issue the subordinated notes under a Supplemental Indenture. The Indenture will be qualified under the Trust Indenture Act. The Indenture and form of Supplemental Indenture is filed as an exhibit to the registration statement to which this prospectus forms a part.


Each series of subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of MediaOne Group Funding's other indebtedness to the extent described in a prospectus supplement. MediaOne Group will fully and unconditionally guarantee the payment of principal, premium, if any, and interest on each series of subordinated notes under the related note guarantee. The note guarantees will be unsecured and will be subordinate and junior in priority of payment to certain of MediaOne Group's other indebtedness to the extent described in a prospectus supplement. The Indenture does not limit the amount of subordinated notes which MediaOne Group Funding may issue, nor does it limit MediaOne Group Funding from issuing any other secured or unsecured debt.


Each prospectus supplement will describe the following terms relating to a series of subordinated notes:

- the title;

- any limit on the amount that may be issued;

- whether or not such series of subordinated notes will be issued in global form, the terms and who the depository will be;

- the maturity date(s);

- the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record dates for interest payment dates or the method for determining such date(s);

- the place(s) where payments shall be payable;

- MediaOne Group Funding's right, if any, to defer payment of interest and the maximum length of any such deferral period;

- the date, if any, after which, and the price(s) at which, such series of subordinated notes may, pursuant to any optional redemption provisions, be redeemed at MediaOne Group Funding's option, and other related terms and provisions;

- the date(s), if any, on which, and the price(s) at which MediaOne Group Funding is obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the Holder's option to purchase, such series of subordinated notes and other related terms and provisions;

- the denominations in which such series of subordinated notes will be issued, if other than denominations of $25 and any integral multiple thereof; and

- any other terms (which terms shall not be inconsistent with the Indenture).

CONSOLIDATION, MERGER OR SALE

The Indenture does not contain any covenant which restricts the ability of MediaOne Group or MediaOne Group Funding to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of their assets. However, any successor or acquiror of such assets must assume all of the obligations of MediaOne Group or MediaOne Group Funding under the Indenture, the subordinated notes or the note guarantees, as appropriate.

EVENTS OF DEFAULT UNDER THE INDENTURE

The following are events of default under the Indenture with respect to any series of subordinated notes issued:

- failure to pay interest when due and such failure continues for 90 days and the time for payment has not been extended or deferred;

- failure to pay the principal (or premium, if any) when due;

- failure to observe or perform any other covenant contained in the subordinated notes or the Indenture (other than a covenant specifically relating to another series of subordinated notes), and such failure continues for 90 days after MediaOne Group Funding receives notice from the Debenture Trustee or holders of at least 25% in aggregate principal amount of the outstanding subordinated notes of that series;

- certain events of bankruptcy, insolvency or reorganization of MediaOne Group or MediaOne Group Funding; and

- the voluntary or involuntary dissolution, winding up or termination of the trust that owns the series of subordinated notes, except in connection with

    (1) the distribution of such subordinated notes to holders of preferred and common securities of such trust,

    (2) the redemption of all of the preferred and common securities of such trust or

    (3) mergers, consolidations or amalgamations permitted by the Declaration of such trust.

If an event of default with respect to subordinated notes of any series occurs and is continuing, the Debenture Trustee or the holders of at least 25% in aggregate principal amount of the outstanding subordinated notes of that series, by notice in writing to MediaOne Group Funding (and to the Debenture Trustee if notice is given by such holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding subordinated notes of an affected series (or if such subordinated notes are held by a trust, the holders of at least a majority in aggregate liquidation amount of the trust's preferred securities) may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding:


- payment of principal, premium, if any, or interest; or


- certain covenants containing limitations on MediaOne Group's and MediaOne Group Funding's ability to pay dividends and make payments on subordinated debt securities in certain circumstances.

Any such waiver shall cure such default or event of default.

If the subordinated notes of any series are held by a trust, and a Declaration Event of Default has occurred and is attributable to the failure of MediaOne Group Funding or MediaOne Group to pay principal, premium, if any, or interest on, such subordinated notes, then each holder of the preferred securities of such trust may sue MediaOne Group or MediaOne Group Funding, or seek other remedies, to force payment to such holder of the principal of, premium, if any, or interest on, such subordinated notes having a principal amount equal to the aggregate liquidation amount of the preferred securities held by such holder.

Subject to the terms of the Indenture, if an event of default under the Indenture shall occur and be continuing, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the applicable series of subordinated notes, unless such holders have offered the Debenture Trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding subordinated notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred on the Debenture Trustee, with respect to the subordinated notes of that series, provided that:

- it is not in conflict with any law or the Indenture;

- the Debenture Trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

- subject to its duties under the Trust Indenture Act, the Debenture Trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the subordinated notes of any series will only have the right to institute a proceeding under the Indenture or to appoint a receiver or trustee, or to seek other remedies if:

- the holder has given written notice to the Debenture Trustee of a continuing event of default with respect to that series;

- the holders of at least 25% in aggregate principal amount of the outstanding subordinated notes of that series have made written request, and such holders have offered reasonable indemnity to the Debenture Trustee to institute such proceedings as trustee; and

- the Debenture Trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding subordinated notes of that series other conflicting directions within 60 days after such notice, request and offer.

These limitations do not apply to a suit instituted by a holder of subordinated notes if MediaOne Group Funding defaults in the payment of the principal, premium, if any, or interest on, the subordinated notes and MediaOne Group defaults in its payment obligations on the note guarantee.

MediaOne Group Funding and MediaOne Group will periodically file statements with the Debenture Trustee regarding its compliance with certain of the covenants in the Indenture.

MODIFICATION OF INDENTURE; WAIVER

MediaOne Group, MediaOne Group Funding and the Debenture Trustee may change the Indenture without the consent of any holders with respect to certain matters, including:

- to fix any ambiguity, defect or inconsistency in the Indenture; and

- to change anything that does not materially adversely affect the interests of any holder of subordinated notes of any series.

In addition, under the Indenture, the rights of holders of a series of subordinated notes may be changed by MediaOne Group Funding, MediaOne Group and the Debenture Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding subordinated notes of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding subordinated notes affected:

- extending the fixed maturity of such series of subordinated notes;

- reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any such subordinated notes; or

- reducing the percentage of subordinated notes, the holders of which are required to consent to any amendment.

If the consent of the Property Trustee of a trust as holder of subordinated notes is required to consent to any amendment, modification or termination of the Indenture, the Property Trustee will request directions from the holders of the preferred securities of the applicable trust.

FORM, EXCHANGE, AND TRANSFER

The subordinated notes of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $25 and any integral multiple thereof.

At the option of the holder, subject to the terms of the Indenture and the limitations applicable to global securities described in the applicable prospectus supplement, subordinated notes of any series will be exchangeable for other subordinated notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the Indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, subordinated notes may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by MediaOne Group Funding or the Debenture Trustee) at the office of the Security Registrar or at the office of any transfer agent designated by MediaOne Group Funding for such purpose. Unless otherwise provided in the subordinated notes to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but MediaOne Group Funding may require payment of any taxes or other governmental charges. MediaOne Group Funding has appointed the Debenture Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by MediaOne Group Funding for any subordinated notes will be named in the applicable prospectus supplement. MediaOne Group Funding may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that MediaOne Group Funding will be required to maintain a transfer agent in each place of payment for the subordinated notes of each series.

If the subordinated notes of any series are to be redeemed, MediaOne Group Funding will not be required to:

- issue, register the transfer of, or exchange any subordinated notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such subordinated notes that may be selected for redemption and ending at the close of business on the day of such mailing; or

- register the transfer of or exchange any subordinated notes so selected for redemption, in whole or in part, except the unredeemed portion of any such subordinated notes being redeemed in part.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

The Debenture Trustee, other than during the occurrence and continuance of an event of default under the Indenture, undertakes to perform only such duties as are specifically set forth in the Indenture and, upon an event of default under the Indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Debenture Trustee is under no obligation to exercise any of the powers given it by the Indenture at the request of any holder of subordinated notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The Debenture Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

MediaOne Group and its affiliates maintain a deposit account and banking relationship with Norwest Bank Minnesota, N.A. Norwest Bank Minnesota, N.A. serves as trustee under other indentures pursuant to which unsecured debt securities of MediaOne Group and its affiliates are outstanding.

PAYMENT AND PAYING AGENTS

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any subordinated notes on any interest payment date will be made to the person in whose name such subordinated notes (or one or more predecessor securities) are registered at the close of business on the regular record date for such interest.

Principal of and any premium and interest on the subordinated notes of a particular series will be payable at the office of the paying agents designated by MediaOne Group Funding, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the Debenture Trustee in The City of New York will be designated as MediaOne Group Funding's sole paying agent for payments with respect to subordinated notes of each series. Any other paying agents initially designated by MediaOne Group Funding for the subordinated notes of a particular series will be named in the applicable prospectus supplement. MediaOne Group Funding will be required to maintain a paying agent in each place of payment for the subordinated notes of a particular series.

All moneys paid by MediaOne Group Funding or MediaOne Group to a paying agent or the Debenture Trustee for the payment of the principal of or any premium or interest on any subordinated notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to MediaOne Group Funding or MediaOne Group, as the case may be, and the holder of the security thereafter may look only to MediaOne Group Funding or MediaOne Group for payment thereof.

GOVERNING LAW

The Indenture, subordinated notes and note guarantees will be governed by and construed in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act shall be applicable.

DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

GENERAL

MediaOne Group will execute a Preferred Securities Guarantee, which benefits the holders of preferred securities, at the time that a trust issues those preferred securities. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The First National Bank of Chicago will act as indenture trustee ("Preferred Guarantee Trustee") under each Preferred Securities Guarantee for the purposes of compliance with the Trust Indenture Act. The Preferred Guarantee Trustee will hold each Preferred Securities Guarantee for the benefit of the preferred securities holders of the applicable trust.

MediaOne Group will irrevocably agree, as described in each Preferred Securities Guarantee, to pay in full, to the holders of the preferred securities issued by the applicable trust, the Preferred Securities Guarantee Payments (as defined below) (except to the extent previously paid), when and as due, regardless of any defense, right of set-off or counterclaim which such trust may have or assert. The following payments, to the extent not paid by a trust ("Preferred Securities Guarantee Payments"), will be covered by the applicable Preferred Securities Guarantee:

- any accrued and unpaid distributions required to be paid on the applicable preferred securities, to the extent that the trust has funds available to make the payment;

- the redemption price, to the extent that the trust has funds available to make the payment; and


- upon a voluntary or involuntary dissolution and liquidation of the trust (other than in connection with a distribution of subordinated notes and a note guarantee to holders of such preferred securities or the redemption of all such preferred securities), the lesser of


    (1) the aggregate of the liquidation amount specified in the prospectus supplement for each preferred security plus all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the trust has funds available to make the payment and

    (2) the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon a dissolution and liquidation of the trust ("Liquidation Payment").

MediaOne Group's obligation to make a Preferred Securities Guarantee Payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

No single document executed by MediaOne Group relating to the issuance of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of MediaOne Group's obligations under the Indenture and the applicable Preferred Securities Guarantee, Declaration and note guarantee that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

Each Preferred Securities Guarantee will constitute an unsecured obligation of MediaOne Group and will rank:


- subordinate and junior in right of payment to all of MediaOne Group's other liabilities (except those obligations made equal or junior to its obligations under a Preferred Securities Guarantee);



- equal with the senior most preferred or preference stock now or hereafter issued by MediaOne Group, and with any guarantee now or hereafter issued by it in respect of any preferred or preference stock of any of its affiliates (including MediaOne's guarantee of the outstanding preferred securities of MediaOne Financing A, MediaOne Financing B, MediaOne Finance Trust I and MediaOne Finance Trust II); and


- senior to MediaOne Group's common stock.

Each Declaration will require that the holder of preferred securities accept the subordination provisions and other terms of the Preferred Securities Guarantee. Each Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (in other words the holder of the guaranteed security may sue MediaOne Group, or seek other remedies, to enforce its rights under the Preferred Securities Guarantee without first suing any other person or entity). A Preferred Securities Guarantee will not be discharged except by payment of the Preferred Securities Guarantee Payments in full to the extent not previously paid or upon distribution to the applicable preferred securities holders of the corresponding series of subordinated notes pursuant to the appropriate Declaration.

AMENDMENTS AND ASSIGNMENT

Except with respect to any changes which do not adversely affect the rights of holders of a series of preferred securities in any material respect (in which case no consent of such holders will be required), a Preferred Securities Guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate liquidation amount of such preferred securities (excluding any such preferred securities held by MediaOne Group or any of its affiliates). A description of the way to obtain any approval is described under "Description of the Preferred Securities--

Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in a Preferred Securities Guarantee will be binding on MediaOne Group's successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable preferred securities.

PREFERRED SECURITIES GUARANTEE EVENTS OF DEFAULT

An event of default under a Preferred Securities Guarantee occurs if MediaOne Group fails to make any of its required payments or perform its obligations under such Preferred Securities Guarantee.

The holders of at least a majority in aggregate liquidation amount of the preferred securities relating to each Preferred Securities Guarantee (excluding any preferred securities held by MediaOne Group or any of its affiliates) will have the right to direct the time, method and place of conducing any proceeding for any remedy available to the Preferred Guarantee Trustee relating to such Preferred Securities Guarantee or to direct the exercise of any trust or power given to the Preferred Guarantee Trustee under such Preferred Securities Guarantee.

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEES

The Preferred Guarantee Trustee under a Preferred Securities Guarantee, other than during the occurrence and continuance of a default under such Preferred Securities Guarantee, will only perform the duties that are specifically described in such Preferred Securities Guarantee. After such a default, the Preferred Guarantee Trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a Preferred Guarantee Trustee is under no obligation to exercise any of its powers as described in the applicable Preferred Securities Guarantee at the request of any holder of covered preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEES

Each Preferred Securities Guarantee will terminate once the applicable preferred securities are paid in full or upon distribution of the corresponding series of subordinated notes to the holders of such preferred securities. Each Preferred Securities Guarantee will continue to be effective or will be reinstated if at any time any holder of preferred securities issued by the applicable trust must restore payment of any sums paid under such preferred securities or such Preferred Securities Guarantee.

GOVERNING LAW

The Preferred Securities Guarantees will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE PREFERRED SECURITIES GUARANTEE,
  THE SUBORDINATED NOTES AND THE NOTE GUARANTEE HELD BY EACH TRUST

Payments of distributions and redemption and liquidation payments due on each series of preferred securities (to the extent the applicable trust has funds available for the payments) will be guaranteed by MediaOne Group to the extent described under "Description of the Preferred Securities Guarantees." No single document executed by MediaOne Group in connection with the issuance of any series of preferred securities will provide for its full, irrevocable and unconditional guarantee of such preferred securities. It is only the combined operation of MediaOne Group's obligations under the applicable Preferred Securities Guarantee, Declaration and note guarantee and the Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

As long as MediaOne Group Funding makes payments of interest and other payments when due on the subordinated notes held by a trust or, if MediaOne Group Funding defaults in making such payments, MediaOne Group makes payments when due under the related note guarantee, such payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities issued by that trust, primarily because:

- the aggregate principal amount of the subordinated notes will be equal to the sum of the aggregate liquidation amount of the preferred and common securities;

- the interest rate and interest and other payment dates on the subordinated notes will match the distribution rate and distribution and other payment dates for the preferred securities;

- MediaOne Group Funding shall pay for any and all costs, expenses and liabilities of each trust except such trust's obligations under its preferred securities (and MediaOne Group has agreed to guarantee such payment); and

- each Declaration provides that the related trust will not engage in any activity that is not consistent with the limited purposes of the trust.

If and to the extent that MediaOne Group Funding does not make payments on such subordinated notes and MediaOne Group does not make payments on the related note guarantee, such trust will not have funds available to make payments of distributions or other amounts due on its preferred securities. In those circumstances, you will not be able to rely upon the Preferred Securities Guarantee for payment of these amounts. Instead, you may directly sue MediaOne Group Funding or MediaOne Group or seek other remedies to collect your pro rata share of payments owed. If you sue MediaOne Group Funding or MediaOne Group to collect payment, then MediaOne Group Funding or MediaOne Group will assume your rights as a holder of preferred securities under such trust's Declaration to the extent MediaOne Group Funding or MediaOne Group makes a payment to you in any such legal action.

A holder of any preferred security may sue MediaOne Group, or seek other remedies, to enforce its rights under the applicable Preferred Securities Guarantee without first suing the applicable Preferred Guarantee Trustee, the trust which issued the preferred security or any other person or entity.

PLAN OF DISTRIBUTION


MediaOne Group Funding may sell the subordinated notes and a trust may sell its preferred securities being offered hereby in one or more of the following ways from time to time:



- to underwriters for resale to the public or to institutional investors;



- directly to institutional investors; or



- through agents to the public or to institutional investors.


The prospectus supplements will set forth the terms of the offering of each series of preferred securities, including the name or names of any underwriters or agents, the purchase price of such preferred securities and the proceeds to MediaOne Group

Funding or the applicable trust, as the case may be, from such sale, any underwriting discounts or agency fees and other item's constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such preferred securities may be listed.

If underwriters are used in the sale, the preferred securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of preferred securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of preferred securities, if any are purchased.

Underwriters and agents may be entitled under agreements entered into with MediaOne Group, MediaOne Group Funding and/or a trust to indemnification by MediaOne Group, MediaOne Group Funding and/or such trust against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for MediaOne Group and its affiliates in the ordinary course of business.

Each series of preferred securities will be a new issue of securities and will have no established trading market. Any underwriters to whom preferred securities are sold by MediaOne Group Funding or by the trusts for public offering and sale may make a market in the preferred securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The preferred securities may or may not be listed on a national securities exchange.

LEGAL OPINIONS

Certain matters of Delaware law relating to the validity of the preferred securities will be passed on for each trust by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to the trusts. The validity of the subordinated notes, the Preferred Securities Guarantees, the note guarantees and certain matters relating thereto will be passed on for MediaOne Group and MediaOne Group Funding by Weil, Gotshal & Manges LLP, New York, New York and for the underwriters by Skadden, Arps, Meagher & Flom LLP, New York, New York. Certain matters will be passed upon for MediaOne Group and MediaOne Group Funding by Stephen E. Brilz, Corporate Counsel and Assistant Secretary of MediaOne Group.

EXPERTS

Arthur Andersen LLP, independent public accountants, audited Old U S WEST's and MediaOne Group's financial statements and schedules for the years ended December 31, 1996 and 1997, as indicated in their reports. PricewaterhouseCoopers LLP, independent public accountants, audited Old U S WEST's and MediaOne Group's financial statements and related schedules for the year ended December 31, 1995, as indicated in their reports. All such documents are incorporated by reference in this prospectus and elsewhere in the registration statement in reliance on the reports of Arthur Andersen LLP and PricewaterhouseCoopers LLP and upon the authority of Arthur Andersen LLP and PricewaterhouseCoopers LLP as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Securities and Exchange Commission Filing Fee.....................  $ 206,500
Rating Agency Fees................................................     10,000*
Blue Sky Fees and Expenses........................................     20,000*
Trustees' Expenses................................................     30,000*
Printing and Engraving Fees.......................................     60,000*
Accounting Fees and Expenses......................................     25,000*
Legal Fees and Expenses...........................................    100,000*
Miscellaneous.....................................................      8,500*
                                                                    ---------
  Total                                                               460,000*
                                                                    ---------
                                                                    ---------


------------------------


*   Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (DGCL) permits the Board of Directors of each of MediaOne Group and MediaOne Group Funding to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of MediaOne Group or MediaOne Group Funding, as the case may be, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the Securities
Act). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    The Certificate of Incorporation and Bylaws of each of MediaOne Group and MediaOne Group Funding provides for indemnification of its directors and officers to the fullest extent permitted by law.

    As permitted by Section 102 of the DGCL, the Certificate of Incorporation of each of MediaOne Group and MediaOne Group Funding eliminates a person's liability to MediaOne Group or MediaOne Group Funding, as the case may be, or its stockholders for monetary damages for breach of fiduciary duty as a director, including without limitation, for serving on a committee of the Board of Directors of MediaOne Group or MediaOne Group Funding; provided, however, that the foregoing does not eliminate or limit liability (i) for any breach of the director's duty of loyalty to MediaOne Group or MediaOne Group Funding or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

    The Declaration of each trust provides that no Regular Trustee, affiliate of any Regular Trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agents of any Regular Trustee, or any employee or agent of such trust or its affiliates (each an Indemnified Person) shall be liable, responsible or accountable in damages or otherwise to such trust or any employee or agent of the trust or its affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of such trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by such Declaration or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence or willful misconduct with respect to such acts or omission.

    The Declaration of each trust also provides that to the fullest extent permitted by applicable law, MediaOne Group shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of such trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by such Declaration, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence or willful misconduct with respect to such act or omissions. The Declaration of each trust further provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by MediaOne Group prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by such Declaration.

    The directors and officers of MediaOne Group, MediaOne Group Funding and the Regular Trustees of each trust are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by MediaOne Group, MediaOne Group Funding and the trusts.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


3-A        --         Certificate of Trust of MediaOne Finance Trust III.
3-B        --         Certificate of Trust of MediaOne Finance Trust IV.
3-C        --         Certificate of Trust of MediaOne Finance Trust V.
3-D        --         Certificate of Trust of MediaOne Finance Trust VI.
4-A        --         Declaration of Trust of MediaOne Finance Trust III.
4-B        --         Declaration of Trust of MediaOne Finance Trust IV.
4-C        --         Declaration of Trust of MediaOne Finance Trust V.
4-D        --         Declaration of Trust of MediaOne Finance Trust VI.
4-E        --         Form of Amended and Restated Declaration of Trust.
4-F        --         Indenture dated June 12, 1998 among MediaOne Group Funding, Inc., MediaOne
                      Group, Inc. and Norwest Bank Minnesota, National Association, as Trustee.
4-G        --         Form of Supplemental Indenture to be used in connection with the issuance of the subordinated notes.
4-H        --         Form of Preferred Security (included in Exhibit 4-E).
4-I        --         Form of subordinated notes and note guarantee (included in Exhibit 4-G).
4-J        --         Form of Preferred Securities Guarantee.
5-A        --         Opinion of Morris, Nichols, Arsht & Tunnell.
5-B        --         Opinion of Weil, Gotshal & Manges LLP.
12-A       --         Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                      Dividends.*
23-A       --         Consent of Arthur Andersen LLP.*
23-B       --         Consent of PricewaterhouseCoopers LLP.*
23-C       --         Consent of Morris, Nichols, Arsht & Tunnell (included in Exhibit 5-A).
23-D       --         Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5-B).
24-A       --         Powers of Attorney.*
25-A       --         Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Norwest Bank Minnesota, National Association, as Trustee under the
                      Indenture.

25-B       --         Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The First National Bank of Chicago, as Property Trustee under the
                      Declaration of Trust of MediaOne Finance Trust III.*
25-C       --         Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The First National Bank of Chicago, as Property Trustee under the
                      Declaration of Trust of MediaOne Finance Trust IV.*
25-D       --         Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The First National Bank of Chicago, as Property Trustee under the
                      Declaration of Trust of MediaOne Finance Trust V.*
25-E       --         Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The First National Bank of Chicago, as Property Trustee under the
                      Declaration of Trust of MediaOne Finance Trust VI.*
25-F       --         Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The First National Bank of Chicago, as Trustee under the Preferred
                      Securities Guarantee for MediaOne Finance Trust III, MediaOne Finance Trust IV,
                      MediaOne Finance Trust V and MediaOne Finance Trust VI.*


------------------------


*   Previously filed.


ITEM 17. UNDERTAKINGS.

    The Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

   (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the Exchange Act) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of a Registrant's Annual Report pursuant to Section 13(a) or
    Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions referred to in Item 15 (other than the insurance policies referred to therein), or otherwise, the Registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted against such Registrant by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, MediaOne Group, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 15th day of October, 1998.


                                MEDIAONE GROUP, INC.

                                By:             /s/ STEPHEN E. BRILZ
                                     -----------------------------------------
                                                  Stephen E. Brilz
                                                ASSISTANT SECRETARY


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


PRINCIPAL EXECUTIVE OFFICER:

Charles M. Lillis*              President and Chief
                                  Executive Officer

PRINCIPAL FINANCIAL AND
  ACCOUNTING OFFICER:

Richard A. Post*                Executive Vice President
                                  and Chief Financial
                                  Officer

DIRECTORS:

Kathleen A. Cote*
Robert L. Crandall*
Grant A. Dove*
Allan D. Gilmour*
Pierson M. Grieve*
Charles M. Lillis*
Charles P. Russ, III*
Louis A. Simpson*
John "Jack" Slevin*
Daniel W. Yohannes*

  *By             /s/ STEPHEN E. BRILZ
           ---------------------------------
                    Stephen E. Brilz
                  ASSISTANT SECRETARY


Dated: October 15, 1998

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, MediaOne Group Funding, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 15th day of October, 1998.


                                MEDIAONE GROUP FUNDING, INC.

                                By:             /s/ STEPHEN E. BRILZ
                                         ---------------------------------
                                                  Stephen E. Brilz
                                                     SECRETARY


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


PRINCIPAL EXECUTIVE OFFICER:

Constance P. Campbell*          President

PRINCIPAL FINANCIAL AND
  ACCOUNTING OFFICER

Rahn K. Porter*                 Vice President and Chief
                                  Financial Officer

DIRECTORS:

Constance P. Campbell*

  *By             /s/ STEPHEN E. BRILZ
           ---------------------------------
                    Stephen E. Brilz
                       SECRETARY


Dated: October 15, 1998

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, MediaOne Finance Trust III certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 15th day of October, 1998.


                                MEDIAONE FINANCE TRUST III

                                By           /s/ CONSTANCE P. CAMPBELL
                                     -----------------------------------------
                                           Constance P. Campbell, Trustee

                                By               /s/ RAHN K. PORTER
                                     -----------------------------------------
                                              Rahn K. Porter, Trustee

                                By              /s/ STEPHEN E. BRILZ
                                     -----------------------------------------
                                             Stephen E. Brilz, Trustee

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, MediaOne Finance Trust IV certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 15th day of October, 1998.


                                MEDIAONE FINANCE TRUST IV

                                By           /s/ CONSTANCE P. CAMPBELL
                                     -----------------------------------------
                                           Constance P. Campbell, Trustee

                                By               /s/ RAHN K. PORTER
                                     -----------------------------------------
                                              Rahn K. Porter, Trustee

                                By              /s/ STEPHEN E. BRILZ
                                     -----------------------------------------
                                             Stephen E. Brilz, Trustee

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, MediaOne Finance Trust V certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 15th day of October, 1998.


                                MEDIAONE FINANCE TRUST V

                                By           /s/ CONSTANCE P. CAMPBELL
                                     -----------------------------------------
                                           Constance P. Campbell, Trustee

                                By               /s/ RAHN K. PORTER
                                     -----------------------------------------
                                              Rahn K. Porter, Trustee

                                By              /s/ STEPHEN E. BRILZ
                                     -----------------------------------------
                                             Stephen E. Brilz, Trustee

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, MediaOne Finance Trust VI certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 15th day of October, 1998.


                                MEDIAONE FINANCE TRUST VI

                                By           /s/ CONSTANCE P. CAMPBELL
                                     -----------------------------------------
                                           Constance P. Campbell, Trustee

                                By               /s/ RAHN K. PORTER
                                     -----------------------------------------
                                              Rahn K. Porter, Trustee

                                By              /s/ STEPHEN E. BRILZ
                                     -----------------------------------------
                                             Stephen E. Brilz, Trustee

                                 EXHIBIT INDEX


EXHIBIT NO.             DESCRIPTION                                                                                    PAGE
-----------             -------------------------------------------------------------------------------------------  ---------
3-A          --         Certificate of Trust of MediaOne Finance Trust III.
3-B          --         Certificate of Trust of MediaOne Finance Trust IV.
3-C          --         Certificate of Trust of MediaOne Finance Trust V.
3-D          --         Certificate of Trust of MediaOne Finance Trust VI.
4-A          --         Declaration of Trust of MediaOne Finance Trust III.
4-B          --         Declaration of Trust of MediaOne Finance Trust IV.
4-C          --         Declaration of Trust of MediaOne Finance Trust V.
4-D          --         Declaration of Trust of MediaOne Finance Trust VI.
4-E          --         Form of Amended and Restated Declaration of Trust.
4-F          --         Indenture dated June 12, 1998 among MediaOne Group Funding, Inc., MediaOne Group, Inc. and
                        Norwest Bank Minnesota, National Association, as Trustee.
4-G          --         Form of Supplemental Indenture to be used in connection with the issuance of the subordinated notes.
4-H          --         Form of Preferred Security (included in Exhibit 4-E).
4-I          --         Form of subordinated notes and note guarantee (included in Exhibit 4-G).
4-J          --         Form of Preferred Securities Guarantee.
5-A          --         Opinion of Morris, Nichols, Arsht & Tunnell.
5-B          --         Opinion of Weil, Gotshal & Manges LLP.
12-A         --         Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.*
23-A         --         Consent of Arthur Andersen LLP.*
23-B         --         Consent of PricewaterhouseCoopers LLP.*
23-C         --         Consent of Morris, Nichols, Arsht & Tunnell (included in Exhibit 5-A).
23-D         --         Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5-B).
24-A         --         Powers of Attorney.*
25-A         --         Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
                        Norwest Bank Minnesota, National Association, as Trustee under the Indenture.
25-B         --         Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
                        The First National Bank of Chicago, as Property Trustee under the Declaration of Trust of
                        MediaOne Finance Trust III.*
25-C         --         Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
                        The First National Bank of Chicago, as Property Trustee under the Declaration of Trust of
                        MediaOne Finance Trust IV.*
25-D         --         Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
                        The First National Bank of Chicago, as Property Trustee under the Declaration of Trust of
                        MediaOne Finance Trust V.*
25-E         --         Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
                        The First National Bank of Chicago, as Property Trustee under the Declaration of Trust of
                        MediaOne Finance Trust VI.*
25-F         --         Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
                        The First National Bank of Chicago, as Trustee under the Preferred Securities Guarantee for
                        MediaOne Finance Trust III, MediaOne Finance Trust IV, MediaOne Finance Trust V and
                        MediaOne Finance Trust VI.*


------------------------


*   Previously filed.